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                                                                     EXHIBIT 5.1

C  L  I  F  F  O  R  D                            CLIFFORD CHANCE US LLP
C  H  A  N  C  E
                                                  200 PARK AVENUE
                                                  NEW YORK NY 10166 0153

                                                  TEL +1 212 878 8000
                                                  FAX +1 212 878 8375
                                                  www.cliffordchance.com

October 9, 2003

Municipal Mortgage & Equity, LLC
218 North Charles Street, Suite 500
Baltimore, Maryland  21201

Ladies and Gentlemen:

We have acted as counsel to Municipal Mortgage & Equity, LLC ("MuniMae") in connection with the offer and sale by MuniMae of 3,150,000 of its common shares, no par value per share ("Common Shares"). The Common Shares are being sold pursuant to MuniMae's Registration Statement on Form S-3 (File No. 333-107277) under the Securities Act of 1933, as amended (together with any amendments thereto, the "Registration Statement").

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Common Shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus supplement for the offering of the Common Shares dated October 8, 2003, the Common Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus and prospectus supplement, which are a part of the Registration Statement.

Very truly yours,

/s/ Clifford Chance US LLP